Exhibit 2.01 – Resource Extraction Payment Report
Tri-State Generation and Transmission Association, Inc. ("Registrant") owns 100 percent of Elk Ridge Mining and Reclamation, LLC ("Elk Ridge"), organized for the purpose of acquiring coal reserves and supplying coal to the Registrant. Below sets forth the payments made by the Registrant of its subsidiary for the categories indicated herein. This exhibit reports on solely one project, the Colowyo Mine.

The type and total amount of such payments, by payment type listed in paragraph (d)(9)(iii) of this Item 2.01, made for each project of the resource extraction issuer relating to the commercial development of oil, natural gas, or minerals.	Royalties - $13,328,645
Federal reclamation - $374,567
Taxes - $951,094
The type and total amount of such payments, by payment type listed in paragraph (d)(9)(iii) of this Item 2.01, for all projects made to each government.	Royalties - $13,328,645
Federal reclamation - $374,567
Taxes - $951,094
The total amounts of the payments, by payment type listed in paragraph (d)(9) (iii) of this Item 2.01.	Royalties - $13,328,645
Federal reclamation - $374,567
Taxes - $951,094
The currency used to make the payments;	U.S. Dollars
The fiscal year in which the payments were made;	2024
The business segment of the resource extraction issuer that made the payments;	Tri-State Generation and Transmission Association, Inc.
The governments (including any foreign government or the Federal Government) that received the payments and the country in which each such government is located;	The United States of America
The project of the resource extraction issuer to which the payments relate;	Colowyo Mine
The particular resource that is the subject of commercial development;	Coal
The method of extraction used in the project;	Open pit
The major subnational political jurisdiction of the project;	Colorado